Exhibit 99.1
PRESS ANNOUNCEMENT
CONTACT:
Investor Relations:
Tom Barth
+1 (781) 280-4135
tobarth@progress.com
Press Relations:
John Stewart
+1 (781) 280-4101
jstewart@progress.com
Progress Software Announces Preliminary Financial Results for Fiscal Q2, 2011
Company to Report Full Q2 2011 Results on June 28, 2011
BEDFORD, MA, June 6, 2011 (MARKETWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today that its preliminary revenue and earnings per share for the fiscal second quarter ending May 31, 2011 are slightly lower than guidance.
Based on preliminary financial data, Progress expects fiscal second quarter GAAP and non-GAAP revenue to be approximately $134 million, GAAP diluted earnings per share to be between 25 cents and 26 cents and non-GAAP diluted earnings per share to be between 37 cents and 38 cents. The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation and restructuring and transition costs. These preliminary financial results are subject to revision until the Company reports its full fiscal second quarter results on June 28, 2011.
Richard D. Reidy, president and chief executive officer of Progress Software said: “Our revenue this quarter fell short of our expectations primarily due to performance within the Enterprise Data Solutions (EDS) business segment. We will continue to focus on improving our execution in this segment. In addition, our results were also impacted by increased investments in our sales and professional services organization.
Other segments of our business met our expectations. We will provide updated guidance for the fiscal year in our earnings release on Tuesday, June 28th and on our conference call on Wednesday, June 29th, 2011.”
On March 28, 2011, Progress provided guidance for the second quarter of fiscal 2011 of GAAP and non-GAAP revenue between $136 million and $139 million, GAAP diluted earnings per share between 27 cents and 31 cents and non-GAAP diluted earnings per share between 41 cents and 43 cents.

Progress to Host Second Quarter Conference Call on June 29, 2011
The Company will release full results for its fiscal second quarter ended May 31, 2011, after the market close on Tuesday, June 28, 2011. Progress will provide a copy of prepared conference call remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts additional time and detail for analyzing Progress’s results. The remarks will be available in the Investor Relations section of Progress’ Website in conjunction with the press release.
The earnings conference call will begin on Wednesday, June 29, 2011, at 9:00 a.m. ET and will include brief comments from executives followed by questions and answers. The prepared remarks will not be read on the call. To access the live broadcast, please visit the Investor Relations section of Progress’s Website at www.progress.com.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
Note Regarding Forward-Looking Statements
This press release contains estimates for the second quarter and forward-looking statements. Actual results may differ from those indicated as a result of finalization of second quarter financial statements as well as other risks and uncertainties, including those described from time to time in reports filed by Progress Software with the Securities and Exchange Commission. Progress Software undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
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